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                                                                      Exhibit 99
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                                       For further information, please contact:
                                       S. Kelley MacDonald, Vice President,
                                       Corporate Communications,
                                       Unitrode Corporation,
                                       7 Continental Boulevard
                                       Merrimack, NH  03054
                                       (603) 429-8767
                                       e-mail: macdonald@unitrode.com

        UNITRODE ANNOUNCES RESIGNATION OF AL SCHUELE AS PRESIDENT AND COO
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Merrimack, NH (June 28, 1999) -- Unitrode Corporation (NYSE--UTR), a
manufacturer of analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, today announced that Al Schuele has resigned as President and Chief Operating Officer, and as a Director, and that Bob Richardson, Chairman of the Board and Chief Executive Officer will resume his previous duties as President.

Schuele, formerly the Chief Executive Officer of Benchmarq Microelectronics, Inc., was appointed to his current position at Unitrode following the August 1998 merger of the two companies. As President of Unitrode, Schuele was key in the rapid completion of the integration of the two companies. Commenting on the move Schuele said, "As we approach the one year anniversary of the merger with the integration of Unitrode and Benchmarq complete, and business conditions improving, I can now look to new challenges, a move that I've contemplated for some time. I leave with confidence that the resulting combination of Benchmarq and Unitrode has created a strong, highly focused company with a solid organization and strong leadership in place. I'm proud to have been a part of this, and I am very pleased in seeing Bob resume the duties of President."

Commenting on the resignation, Robert J. Richardson, said, "Al's contribution to Unitrode over the past year has been significant, which I greatly appreciate. I have very much enjoyed working with him. He has been key in the successful integration of Unitrode and Benchmarq; I think the results of the match speak for themselves.

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With the merger behind us, Al can now move on to other things. Al will be missed by all of us, and we wish him well. In preparing for this change, the senior management team has been organized in a manner consistent with companies of our size, and I will now resume the duties of President."

Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, principally to perform power management, portable power, and interface functions. Its products, branded under Unitrode and Benchmarq, are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.

                                      (END)


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